Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

THIRD QUARTER 2026 FINANCIAL AND OPERATING RESULTS

Englewood, Colorado, November 5, 2026 - Liberty Media Corporation (“Liberty Media” or “Liberty”) (NASDAQ: FWONA, FWONK) today reported third quarter 2026 results. Headlines include(1):

●	Formula 1
o	With one more race held during the three months ended September 30, 2026, revenue increased 28% to $1,115 million, operating income was $270 million and Adjusted OIBDA(2) increased 44% to $338 million as compared to the same period in 2025
o	With two fewer races held during the nine months ended September 30, 2026, revenue was relatively flat at $2,496 million, operating income was $450 million and Adjusted OIBDA decreased 5% to $649 million as compared to the same period in 2025
o	Announced a new ten-year agreement to hold the African Grand Prix in Rwanda starting in the early 2030s
o	Extended broadcast agreement with DAZN in Spain, Portugal and Andorra through 2030
o	Announced 2027 calendar, including an expansion of the Sprint race format to ten events
o	Unveiled the return of F1 Live to take place in February 2027 in Milan
o	Held debut race in Madrid and successfully staged the Bahrain Grand Prix in Malaysia
●	MotoGP
o	With two fewer races held for the three months ended September 30, 2026, MotoGP revenue decreased 34% to $111 million, operating loss was $3 million and Adjusted OIBDA(2) decreased 47% to $35 million on a USD and pro-forma basis as if the acquisition closed on January 1, 2024(3)
o	With two fewer races held for the nine months ended September 30, 2026, MotoGP revenue decreased 10% to $375 million, operating income was $10 million and Adjusted OIBDA decreased 15% to $127 million on a USD and pro-forma basis as if the acquisition closed on January 1, 2024

o	Revealed the 2027 calendar, including a new weekend format for the 2027 season designed to streamline the event schedule and enhance the fan experience
o	Promoted Carlos Ezpeleta to Deputy CEO and announced new executive hires, including Chief Commercial, Operating, Strategy and Media Officers, among others
o	Renewed the Portuguese Grand Prix through 2029 and the Italian Grand Prix through 2031
o	Extended broadcast agreement with DAZN’s Kayo SPORTS and FOXTEL in Australia in a new multi-year agreement
●	Acquired all shares of Liberty’s Series B common stock held by Dr. John Malone and related entities in exchange for shares of Liberty’s Series A and Series C common stock
●	Issued $690 million of 2.375% convertible senior notes due 2032 with proceeds to be used to repay the 2.25% convertible senior notes due 2027, purchase a capped call that would fund additional cost associated with the 2027 convertible notes and for general corporate purposes

“F1 continues to deliver exceptional performance, extending its reach and influence while staying nimble throughout a dynamic year. At MotoGP, we executed on strategic senior management additions and are building the foundation to unlock the sport’s significant long-term growth potential,” said Derek Chang, Liberty Media President and CEO. “We are deliberately investing in infrastructure, partnerships, people and fan touchpoints across our assets, positioning us for future commercial and geographic expansion.”

Corporate Updates

On November 5, 2026, Liberty Media announced that it has acquired all shares of its high-vote Series B common stock held by Dr. John Malone and certain related entities in exchange for Liberty’s low-vote Series A and no-vote Series C common stock. As a result of the transaction, which closed on November 4, Dr. Malone’s aggregate voting power in Liberty declined to approximately 3%. This transaction provides better alignment of voting power and economic ownership for Liberty’s shareholders while simplifying our capital structure. Please refer to the press release issued this morning and Liberty’s 8-K to be filed with the Securities and Exchange Commission for more detail regarding the transaction.

Discussion of Results

Unless otherwise noted, the following discussion and table compares the financial results of Liberty Media for the three and nine months ended September 30, 2026 to the same periods in 2025. In the third quarter, Liberty Media incurred $29 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

Liberty Media’s most significant subsidiaries are F1 and MotoGP. Quint was consolidated in the results presented below until the split-off of Liberty Live Holdings, Inc. on December 15, 2025. Liberty’s financial results in the table below only include MotoGP results from the date of acquisition.

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2026	2025	2026

	amounts in millions (unaudited)
Revenue
Formula 1	$869	$1,115	$2,498	2,496
MotoGP	169	111	169	375
Corporate and other	68	6	266	18
Elimination	(21)	(6)	(60)	(18)
Consolidated Liberty	$1,085	$1,226	$2,873	2,871
Operating Income (Loss)
Formula 1	$168	$270	$433	450
MotoGP	26	(3)	26	10
Corporate and other	(36)	(30)	(88)	(71)
Consolidated Liberty	$158	$237	$371	389
Adjusted OIBDA (Loss)
Formula 1	$234	$338	$680	649
MotoGP	66	35	66	127
Corporate and other	(3)	(20)	(7)	(36)
Consolidated Liberty	$297	$353	$739	740

F1 Operating Results

“We are nearing the end of another extraordinary season, which has seen Kimi Antonelli, F1’s youngest ever champion, crowned and the sport has never been stronger. Every race this season has sold out, with more than half setting attendance records and our digital impressions and audiences continue to grow,” said Stefano Domenicali, Formula 1 President and CEO. “We are finding new avenues to expand our sport’s global reach, including a landmark ten-year agreement to return to Africa with a future race in Rwanda. We will soon race on every inhabited continent. Looking ahead to 2027, we’re excited to kick off the year in Milan with the return of F1 Live in an expanded three-day immersive spectacle and are thrilled to bring the Sprint race format to ten races as we build on our sport’s incredible trajectory.”

The following table provides the operating results of F1.

	Three months ended			Nine months ended
	September 30,			September 30,
	2025	2026	% Change	2025	2026	% Change

	$ amounts in millions (unaudited)
Number of races in period	6	7		17	15

Primary Formula 1 revenue	$738	$934	27%	$2,089	$2,052	(2)%
Other Formula 1 revenue	131	181	38%	409	444	9%
Total motorsport revenue	$869	$1,115	28%	$2,498	$2,496	—%
Operating expenses:
Team payments, excluding Concorde incentive payments	(341)	(422)	(24)%	(968)	(922)	5%
Other cost of motorsport revenue	(211)	(261)	(24)%	(613)	(657)	(7)%
Cost of motorsport revenue, excluding Concorde incentive payments	(552)	(683)	(24)%	(1,581)	(1,579)	—%
Selling, general and administrative expenses	(83)	(94)	(13)%	(237)	(268)	(13)%
Adjusted OIBDA	$234	$338	44%	$680	$649	(5)%
Concorde incentive payments	—	—	NM	(50)	—	NM
Stock-based compensation	(1)	(2)	(100)%	(1)	(3)	(200)%
Depreciation and amortization(a)	(65)	(66)	(2)%	(196)	(196)	—%
Operating income (loss)	$168	$270	61%	$433	$450	4%

a)	Includes $50 million and $51 million for the three months ended September 30, 2025 and September 30, 2026, respectively, and $150 million and $148 million for the nine months ended September 30, 2025 and September 30, 2026, respectively, of amortization related to purchase accounting that is excluded from team payments calculations.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion fees, (ii) media rights fees and (iii) sponsorship fees.

There were seven races held in the third quarter of 2026 compared to six races held in the third quarter of 2025. There were 15 races held year-to-date through the third quarter of 2026 and 17 races held year-to-date through the third quarter of 2025. The first half of the year recognized season-based revenue and costs with respect to a 22-race calendar. During the third quarter, F1 announced that Malaysia would host the Bahrain Grand Prix in October. The third quarter therefore now recognizes season-based revenue and costs over the revised and currently scheduled 23 race calendar. The current 2026 calendar includes one fewer race than the 24 held in 2025 due to the inability to hold the Saudi Arabian Grand Prix in April, and this impacts the year-over-year revenue and cost comparisons and proportionate recognition of season-based revenue for the year-to-date period. Additional calendar changes may be necessary.

Primary F1 revenue increased for the three months ended September 30, 2026 across race promotion, media rights and sponsorship due to calendar variability and contractual fee increases across all revenue streams. Race promotion revenue increased due to one more event being held during the quarter. Media rights and sponsorship revenue benefitted from higher proportionate recognition of season-based revenue (7/23rds during the quarter compared to 6/24ths recognized during the prior year quarter), partially offset by the impact of the adjustment to pro-rata revenue recognition due to the increase in expected race count from 22 to 23 races during the quarter. Sponsorship revenue also grew due to revenue from new sponsors.

Primary F1 revenue decreased for the nine months ended September 30, 2026 across race promotion and media rights, partially offset by an increase in sponsorship revenue. The decline in race promotion was primarily due to the calendar variance with two fewer races held year-to-date. Media rights revenue decreased due to the recognition of one-time revenue associated with the release of the F1 movie during the prior year-to-date period. Media rights revenue was also impacted by the calendar variance, leading to a lower proportionate recognition of season-based revenue (15/23rds recognized during the year-to-date period compared to 17/24ths recognized during the prior year-to-date period). The decline in primary revenue was partially offset by underlying contractual fee increases across all revenue streams. Sponsorship revenue also grew due to revenue from new sponsors despite two fewer races being held year-to-date.

Other F1 revenue increased for the three and nine months ended September 30, 2026 primarily driven by higher hospitality revenue at recurring events. During the quarter, other revenue also increased due to growth in hospitality and other revenue generated from the additional event that was held. Year-to-date, the increase in other F1 revenue was also driven by higher licensing revenue and growth in activities at Grand Prix Plaza in Las Vegas. This was partially offset by lower event-specific revenue due to the impact of two fewer races held for the nine months ended September 30, 2026, as well as lower F3 revenue due to the sale of cars at the beginning of the new F3 vehicle cycle during the prior year period.

Operating income and Adjusted OIBDA(2) grew during the three months ended September 30, 2026. Operating income increased and Adjusted OIBDA decreased during the nine months ended September 30, 2026. The aforementioned calendar variance and event count impacted season-based revenue and costs. Team payments increased during the quarter due to the pro rata recognition of team payments from the calendar variance, partially offset by the impact of the increase in expected race count from 22 to 23 races during the quarter. Year-to-date, team payments decreased due to the pro rata recognition of team payments arising from the calendar variance.

Other cost of F1 motorsport revenue is largely variable in nature and derived from servicing both Primary and Other F1 revenue opportunities. These costs increased during both the three and nine months ended September 30, 2026 due to higher hospitality, commissions and partner servicing, race promotion and other various costs. During the quarter, other cost of F1 motorsport revenue also grew due to costs of the additional event, partially offset by lower costs associated with activities at Grand Prix Plaza in Las Vegas.  During the year-to-date period, other cost of F1 motorsport revenue also increased due to higher Fédération Internationale de l’Automobile fees and freight costs, partially offset by lower F3 costs. Selling, general and administrative expense increased during both the three and nine months ended September 30, 2026 primarily due to higher personnel costs. Year-to-date, these costs also increased driven by higher information technology costs, partially offset by higher marketing costs related to the 75th season launch event in the prior year-to-date period, which did not recur in the current period.

MotoGP Operating Results

“This season has underscored the strength of our sporting product and the depth of talent and competitiveness on the grid which is driving strong growth in fan engagement,” said Carmelo Ezpeleta, MotoGP CEO. “We have renewed key relationships with existing promoters and broadcast partners, while strengthening our leadership team with strategic hires across finance, commercial, operations, strategy and media rights. We remain steadfast in our focus to accelerate our sport’s global growth potential.”

The following table provides the pro forma operating results of MotoGP for the three and nine months ended September 30, 2025 and actual results for the three and nine months ended September 30, 2026. The pro forma financial results herein are presented as if the acquisition of MotoGP occurred on January 1, 2024. The financial information below is presented for illustrative purposes only and does not purport to represent the actual results of operations of MotoGP had the acquisition occurred on January 1, 2024, or to project the results of operations of Liberty for any future periods. The pro forma adjustments are based on available information and certain assumptions that Liberty management believes are reasonable. The pro forma adjustments are directly attributable to the acquisition and are expected to have a continuing impact on the results of operations of Liberty. Liberty’s actual financial results only include MotoGP from the date of acquisition.

	Three months ended				Nine months ended
	September 30,				September 30,
	2025	2026	%	%	2025	2026	%	%
	pro forma	actual	Change	Constant	pro forma	actual	Change	Constant

	$ amounts in millions(a)		USD	Currency	$ amounts in millions(a)		USD	Currency
Number of races in period	7	5			17	15

Primary MotoGP revenue	$147	$99	(33)%		$365	$332	(9)%
Other MotoGP revenue	22	12	(45)%		52	43	(17)%
Total motorsport revenue	$169	$111	(34)%	(35)%	$417	$375	(10)%	(13)%
Operating expenses:
Cost of motorsport revenue	(84)	(55)	35%		(214)	(189)	12%
Selling, general and administrative expenses	(19)	(21)	(11)%		(53)	(59)	(11)%
Adjusted OIBDA	$66	$35	(47)%	(49)%	$150	$127	(15)%	(18)%
Depreciation and amortization	(38)	(38)	—%		(109)	(117)	(7)%
Operating income (loss)	$28	$(3)	(111)%	(113)%	$41	$10	(76)%	(76)%

a)	Unaudited.

The majority of MotoGP’s revenue and costs are Euro-denominated and as such are subject to translational impacts from foreign exchange fluctuations. For constant currency comparison, MotoGP calculates the effects of changes in currency exchange rates as the difference between current period activity translated using the prior period’s currency exchange rates. The table of results above includes both US dollar and constant currency(4) growth rates for revenue, Adjusted OIBDA and Operating income (loss). Unless otherwise stated, the following discussion of results is based on constant currency results.

Primary MotoGP revenue represents the majority of MotoGP’s revenue and is derived from (i) race promotion fees, (ii) media rights fees and (iii) sponsorship fees.

There were five races held in the third quarter of 2026 compared to seven races held in the third quarter of 2025. There were 15 races held year-to-date through the third quarter of 2026 and 17 races held year-to-date through the third quarter of 2025. The 2026 calendar is scheduled to have the same number of events but a different order and mix of events compared to the prior year, which will impact season-based revenue recognition. Additional calendar changes may be necessary.

Primary MotoGP revenue decreased in both the three and nine months ended September 30, 2026 primarily due to the impact of holding two fewer events in the current year periods and a decline in contractual media rights revenue. The decrease during the nine month period was partially offset by underlying contractual increases in race promotion and sponsorship fees.

Other MotoGP revenue represents revenue generated from other motorcycle racing championships, including the FIM World Superbike Championship, MotoGP hospitality and experience programs and other licensing opportunities. Other MotoGP revenue declined in both the three and nine months ended September 30, 2026, largely due to MotoGP’s new hospitality agreement with Quint whereby MotoGP now recognizes revenue and costs related to the hospitality agreement on a net basis.

Operating income and Adjusted OIBDA both decreased during the three and nine months ended September 30, 2026 as revenue declined faster than cost of MotoGP motorsport revenue. Cost of MotoGP motorsport revenue declined primarily due to two fewer races during the current periods as well as decreased hospitality costs related to MotoGP’s aforementioned new hospitality agreement with Quint. Selling, general and administrative costs increased during both the three and nine months ended September 30, 2026 due to higher personnel and professional service costs. The increase during the nine month period was partially offset by the reversal of bad debt expense.

Corporate and Other Operating Results

Corporate and Other operating income and Adjusted OIBDA includes the rental income related to Grand Prix Plaza in Las Vegas and other corporate overhead. There was $7 million and $6 million of rental income related to Grand Prix Plaza in Las Vegas in the three month periods of 2025 and 2026, respectively, and $19 million and $18 million in the nine month periods of 2025 and 2026, respectively.

Share Repurchases

There were no repurchases of Liberty Media’s common stock from August 1 through October 31, 2026. The total remaining repurchase authorization for Liberty Media as of November 1, 2026 is $1.1 billion.

FOOTNOTES

1)	Liberty Media will discuss these headlines and other matters on Liberty Media's earnings conference call that will begin at 10:00 a.m. (E.T.) on November 5, 2026. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of Adjusted OIBDA (as defined by Liberty Media) and the applicable reconciliation, see the accompanying schedules.
3)	Unless otherwise noted, results reflect MotoGP performance subsequent to the acquisition, which closed on July 3, 2025.
4)	For a definition of constant currency operating results, see the accompanying schedules. Applicable reconciliations can be found in the financial table in the section entitled “MotoGP Operating Results” in this press release.

NOTES

Liquidity and Debt

The following presentation is provided to separately identify liquidity and debt information.

(amounts in millions)	6/30/2026	9/30/2026
Total Consolidated Cash and Cash Equivalents (GAAP)(a)	$1,465	$1,758
Short Term Investments(b)	—	581

Debt:
2.25% convertible notes due 2027(c)	475	475
2.375% convertible notes due 2032(c)	—	690
Formula 1 senior loan facilities	3,330	3,319
MotoGP credit facilities	1,028	1,024
Other corporate level debt	22	21
Total Debt	$4,855	$5,529
Fair market value adjustment and deferred financing costs	69	(1)
Total Debt (GAAP)	$4,924	$5,528
Formula 1 leverage(d)	2.7x	2.1x
MotoGP leverage(e)	4.5x	4.7x
Consolidated leverage(f)	3.4x	3.0x

a)	Includes $1,024 million and $1,278 million of cash held at F1 as of June 30, 2026 and September 30, 2026, respectively, and $142 million and $199 million of cash held at MotoGP as of June 30, 2026 and September 30, 2026, respectively.
b)	Comprised of interest-bearing time deposits.
c)	Face amount of the convertible notes with no fair market value adjustment. On August 13, 2026, Liberty Media issued $690 million aggregate principal amount of 2.375% convertible senior notes due 2032.
d)	Net leverage as defined in F1’s credit facilities for covenant calculations.
e)	Net leverage as defined in MotoGP’s credit facilities for covenant calculations.
f)	Total consolidated Liberty Media net debt divided by total consolidated Liberty Media Adjusted TTM OIBDA. FWONK converts are shown at greater of par and conversion value based on market data as of September 30, 2026. Net debt is defined as total debt less total cash, cash equivalents and short term investments.

F1 and MotoGP are in compliance with their debt covenants as of September 30, 2026.

Total cash and cash equivalents increased $293 million and short term investments increased $581 million during the third quarter primarily due to incremental debt borrowings and net cash generated from operations. Total debt increased $674 million during the third quarter. In August, Liberty Media issued $690 million aggregate principal amount of 2.375% convertible senior notes due 2032. The notes are convertible into shares of Liberty Media’s Series C common stock at an initial conversion rate of 7.2106 shares per $1,000 principal amount, representing a conversion price of approximately $138.68 per share. The offering closed on August 13, 2026 and proceeds will be used to repay the 2.25% convertible senior notes due 2027, purchase a capped call that would fund additional cost associated with the 2027 convertible notes and for general corporate purposes.

Important Notice: Liberty Media Corporation (Nasdaq: FWONA, FWONK) will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.T.) on November 5, 2026.  The call can be accessed by dialing +1 (877) 704-2829 or +1 (215) 268-9864, passcode 13757490 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.libertymedia.com/investors/news-events/ir-calendar.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial performance and prospects, the anticipated effects and benefits of the exchange of shares with Dr. Malone, the effect of changes in the ownership and voting power of our stockholders, Liberty’s capital structure and corporate structure, the Formula 1 and MotoGP race calendars, expectations regarding Formula 1’s and MotoGP’s businesses and other matters that are not historical facts. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, consumer demand for live entertainment and sporting events, the assumptions and historical information used in the pro forma financial information of MotoGP, regulatory matters affecting our businesses, geopolitical unrest, the unfavorable outcome of future litigation, the failure to realize benefits of acquisitions, our ability to realize the anticipated benefits of the transaction with Dr. Malone, the potential for stockholder activism, proxy contests or unsolicited acquisition proposals following the reduction in Dr. Malone’s voting power, failure of third parties to perform, and changes in law. These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Hooper Stevens

investor@libertymedia.com

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

BALANCE SHEET INFORMATION

(unaudited)

	September 30,	December 31,
	2026	2025

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,758	1,055
Trade and other receivables, net	204	115
Short term investments	581	—
Contract assets	96	114
Prepaid and other current assets	446	89
Total current assets	3,085	1,373

Property and equipment, at cost	1,178	1,087
Accumulated depreciation	(277)	(219)
	901	868

Goodwill	6,870	7,025
Intangible assets subject to amortization, net	4,749	5,102
Deferred income tax assets	476	539
Other assets	669	491
Total assets	$16,750	15,398

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	348	575
Current portion of debt	635	52
Deferred revenue	1,293	263
Other current liabilities	65	49
Total current liabilities	2,341	939
Long-term debt	4,893	5,048
Deferred income tax liabilities	584	656
Other liabilities	387	305
Total liabilities	8,205	6,948
Redeemable noncontrolling interests in equity of subsidiary	667	693
Total stockholders' equity	7,878	7,757
Total liabilities and equity	$16,750	15,398

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025

	amounts in millions
Revenue:
Motorsport revenue	$1,226	1,024	2,871	2,627
Other revenue	—	61	—	246
Total revenue	1,226	1,085	2,871	2,873
Operating costs and expenses:
Cost of motorsport revenue (exclusive of depreciation shown separately below)	732	631	1,750	1,696
Other cost of sales	—	33	—	160
Selling, general and administrative (1)	147	131	398	343
Acquisition costs	—	14	—	28
Depreciation and amortization	110	118	334	275
	989	927	2,482	2,502
Operating income (loss)	237	158	389	371
Other income (expense):
Interest expense	(69)	(79)	(205)	(176)
Realized and unrealized gains (losses) on financial instruments, net	66	16	122	251
Other, net	10	(9)	29	90
	7	(72)	(54)	165
Earnings (loss) from continuing operations before income taxes	244	86	335	536
Income tax (expense) benefit	(82)	(23)	(112)	(70)
Net earnings (loss) from continuing operations	162	63	223	466
Net earnings (loss) from discontinued operations	—	(50)	—	(244)
Net earnings (loss)	162	13	223	222
Less net earnings (loss) attributable to the redeemable noncontrolling interests	(1)	—	(2)	—
Net earnings (loss) attributable to Liberty stockholders	$163	13	225	222

(1) Includes stock-based compensation expense as follows:
Selling, general and administrative	$6	7	17	15

LIBERTY MEDIA CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Nine months ended September 30,
	2026	2025

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$223	222
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	244
Depreciation and amortization	334	275
Stock-based compensation	17	15
Realized and unrealized (gains) losses on financial instruments, net	(122)	(251)
Deferred income tax expense (benefit)	65	(2)
Other, net	23	8
Changes in operating assets and liabilities
Current and other assets	(304)	(262)
Payables and other liabilities	819	565
Net cash provided (used) by operating activities	1,055	814
Cash flows from investing activities:
Capital expended for property and equipment, including internal-use software and website development	(110)	(58)
Cash paid for short term investments	(581)	—
Investments in equity method affiliates and debt and equity securities	(14)	(23)
Cash (paid) received for acquisitions, net of cash acquired	—	(3,267)
Cash proceeds from foreign currency contracts	—	3,700
Cash paid for foreign currency forward contracts	—	(3,503)
Cash proceeds from dispositions of investments	—	26
Other investing activities, net	(3)	(13)
Net cash provided (used) by investing activities	(708)	(3,138)
Cash flows from financing activities:
Borrowings of debt	797	1,748
Repayments of debt	(270)	(746)
Purchase of capped calls	(121)	—
Other financing activities, net	(39)	(13)
Net cash provided (used) by financing activities	367	989
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(11)	12
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	(29)
Cash provided (used) by financing activities	—	1
Net cash provided (used) by discontinued operations	—	(28)
Net increase (decrease) in cash, cash equivalents and restricted cash	703	(1,351)
Cash, cash equivalents and restricted cash at beginning of period	1,055	2,963
Cash, cash equivalents and restricted cash at end of period	$1,758	1,612

Cash and cash equivalents	$1,758	1,588
Restricted cash included in other current assets	—	24
Total cash, cash equivalents and restricted cash at end of period	$1,758	1,612

NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DISCLOSURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, Concorde incentive payments and restructuring, acquisition and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three and nine months ended September 30, 2025 and September 30, 2026.

QUARTERLY SUMMARY

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2026	2025	2026
Operating income (loss)	$158	$237	$371	$389
Depreciation and amortization	118	110	275	334
Stock-based compensation expense	7	6	15	17
Acquisition costs(a)	14	—	28	—
Concorde incentive payments	—	—	50	—
Adjusted OIBDA	$297	$353	$739	$740

(a)	Liberty Media incurred $14 million and $28 million of costs related to the acquisition of MotoGP during the three and nine months ended September 30, 2025, respectively.

SCHEDULE 2

This press release also references operating results on a constant currency basis, which is a non-GAAP measure, for MotoGP. Constant currency operating results, as presented herein, are calculated as the difference between current period activity translated using the prior period’s currency exchange rates.

Liberty Media believes constant currency operating results are an important indicator of financial performance for MotoGP, due to the translational impact of foreign currency fluctuations relating to its operating results for countries where the functional currency is not the US dollar. Liberty Media uses constant currency operating results to provide a framework to assess how the MotoGP business performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables in the section entitled “MotoGP Operating Results” in this press release for a reconciliation of the impact of foreign currency fluctuations on revenue and Adjusted OIBDA.